EXHIBIT 99

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and Chief Financial Officer 973-305-4003

VALLEY NATIONAL BANCORP REPORTS INCREASE IN

FOURTH QUARTER AND ANNUAL RESULTS

WAYNE, NJ – January 21, 2010 — Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for the fourth quarter of 2009 of $32.1 million, $0.19 per diluted common share, compared to fourth quarter of 2008 earnings of $16.9 million, $0.10 per diluted common share. Diluted earnings per common share were reduced by other-than-temporary impairment on securities totaling $1.0 million (less than $0.01 per common share) for the fourth quarter of 2009, as compared to $17.5 million ($0.08 per common share) for the fourth quarter of 2008. See the performance highlights and other sections below for further analysis of our quarterly results.

Net income for the year ended December 31, 2009 was $116.1 million, $0.67 per diluted common share, compared to $93.6 million, $0.67 per diluted common share, for the year ended December 31, 2008. Diluted earnings per common share for the 2009 annual period were negatively impacted by our cost to carry preferred stock under the TARP Capital Repurchase Program, increases in the provision for credit losses, the increased and special FDIC insurance assessment caused, in part, by the economic downturn, as well as net trading losses incurred due to non-cash mark to market losses on our junior subordinated debentures carried at fair value. However, these items were offset by a $78.5 million decrease in other-than-temporary impairment on securities recognized in earnings for 2009.

Performance Highlights

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Asset Quality: Total loans past due 30 days or more on our entire loan portfolio of $9.4 billion were 1.61 percent at December 31, 2009 compared to 1.60 percent at September 30, 2009. Our commercial real estate loan portfolio had loans past due 30 days or more totaling 0.99 percent at December 31, 2009 as compared to 1.05 percent at September 30, 2009. The residential mortgage and home equity loan portfolios totaling over 22,000 individual loans had only 220 loans past due 30 days or more at December 31, 2009. The residential mortgage and home equity loan delinquencies totaled $39.2 million, or 1.56 percent of $2.5 billion in total loans within these categories at December 31, 2009. See “Credit Quality” section below for more details.

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Provision for Credit Losses: The provision for credit losses totaled $12.2 million for the fourth quarter of 2009 as compared to $12.7 million for the third quarter of 2009 and $11.6 million for the fourth quarter of 2008. The provision for credit losses was $1.4 million lower than net charge-offs totaling $13.6 million for the fourth quarter of 2009 due to, among other factors, a continued decline in our total loan portfolio, a reduction in specific reserves for two performing commercial loans totaling $34.0 million, and $4.4 million in charge-offs relating to

Valley National Bancorp (NYSE: VLY)

2009 Fourth Quarter Earnings

January 21, 2010

collateral dependent impaired loans that were partially covered by specific valuation allowances as of September 30, 2009. At December 31, 2009, our allowance for credit losses as a percentage of total loans was 1.11 percent as compared to 1.10 percent as of September 30, 2009. The $4.4 million in charge-offs related to impaired loans reduced the allowance to total loans ratio by 0.04 percent at December 31, 2009.

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Capital Strength: Our regulatory capital ratios continue to reflect Valley’s strong capital position. The Company’s total risk-based capital, Tier I capital, and leverage capital were 12.54 percent, 10.64 percent, and 8.14 percent, respectively at December 31, 2009. During the fourth quarter of 2009, we completed our previously announced registered direct offering, consisting of the sale of 5 million shares of newly issued common stock to several institutional investors for net proceeds totaling $63.7 million. Including our “at-the-market” common equity offering completed in the third quarter of 2009, we raised $135.3 million in additional capital on the issuance of 10.67 million common shares during 2009.

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Exit from TARP Program: In December 2009, we repurchased 100,000 shares of our Series A Fixed Rate Cumulative Perpetual Preferred Stock from the U.S. Department of the Treasury for an aggregate purchase price of $100.5 million (including accrued and unpaid dividends). Including our repurchase of 75,000 shares in June 2009 and 125,000 shares in September 2009, we have repurchased all $300 million in senior preferred shares issued to the Treasury under the Capital Purchase Program during November 2008 and effectively ended our participation in such program. However, a warrant to purchase 2.4 million of our common shares (at $18.66 per share) remains outstanding to the U.S. Treasury. We have made no final decision as to the repurchase of such warrant at this time.

Preferred stock dividends and accretion on our senior preferred shares reduced net income available to common stockholders and diluted earnings per common share by $3.5 million ($0.02 per common share) and $2.1 million ($0.01 per common share) for the fourth quarter of 2009 and 2008, respectively, and $19.5 million ($0.14 per common share) and $2.1 million ($0.02 per common share) for the years ended December 31, 2009 and 2008, respectively.

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Loans: Commercial real estate loans grew by $26.8 million, or 3.1 percent on an annualized basis during the fourth quarter of 2009 due to additional loan demand from existing customers coupled with our ability to find new quality lending opportunities made available by the tight credit markets. The majority of the other loan categories experienced declines during the quarter as the overall loan portfolio declined 5.9 percent on an annualized basis to $9.4 billion at December 31, 2009. The declines were due to several factors, including our high credit standards, current economic conditions, and our decision to sell or hold for sale approximately $91 million in residential mortgage loan originations during the fourth quarter of 2009. See “Loans and Deposits” section below for more details.

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Net Interest Margin: Net interest margin on a tax equivalent basis was 3.47 percent in the fourth quarter of 2009 versus 3.61 percent in the third quarter of 2009 and 3.30 percent in the fourth quarter of 2008. The linked quarter decrease in net interest margin was largely the result of a decrease in the tax equivalent interest income on investment securities, and refinance and

Valley National Bancorp (NYSE: VLY)

2009 Fourth Quarter Earnings

January 21, 2010

new loan sale activity in our residential mortgage operations, partially offset by lower costs of deposits. As a result, net interest income on a fully tax equivalent basis decreased by $3.4 million as compared to the third quarter of 2009. See “Net Interest Income and Margin” section below for more details.

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Investments and Trading Activity: We recognized $7.8 million in gains on securities transactions during the fourth quarter of 2009 due to the sale of $129.5 million of corporate debt securities and residential mortgage-backed securities issued by Freddie Mac and Fannie Mae that were classified as available for sale. The sale proceeds were reinvested primarily in U.S. Treasury securities and residential mortgage-backed securities issued by Ginnie Mae. The Company did not engage in actual trading activity during the fourth quarter of 2009; however, net income included net trading losses totaling $1.5 million ($0.01 per common share) for the fourth quarter of 2009 which consists of $2.3 million in non-cash mark to market losses on our junior subordinated debentures carried at fair value, partially offset by $776 thousand in non-cash mark to market gains on the fair value of our trading securities portfolio. Net trading losses totaled $8.1 million ($0.04 per common share) for the fourth quarter of 2008.

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Operating Efficiency: Total operating expenses for the fourth quarter of 2009 increased by 4.3 percent to $77.1 million from $73.9 million in the third quarter of 2009 mainly due to increases in major medical insurance expense, stock compensation expense related to restricted stock awards, advertising expense, and a $1.4 million write down of the carrying value of a repossessed aircraft. Our operating efficiency ratio was 56.6 percent for the fourth quarter of 2009.

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FDIC Insurance Assessments: During the fourth quarter, the FDIC adopted a rule that required insured institutions to prepay their estimated quarterly assessments for all periods through December 31, 2012 on December 30, 2009. The total cash assessment for Valley National Bank totaled $48.5 million, of which $45.5 million was recorded as a non-interest earning prepaid asset as of December 31, 2009. The prepayment did not have a significant impact on our cash position, liquidity or operations.

Chairman’s Comments

Gerald H. Lipkin, Chairman, President and CEO commented that, “Our fourth quarter and annual results for 2009, reflect Valley’s ability to navigate one of the worst economic recessions in recent history. The current economic downturn continues to negatively impact us, as well as all financial institutions. However, we are pleased with the overall level of our loan delinquencies when compared to the most recent results reported by our peers. Our total delinquencies 30 days or more past due for the entire loan portfolio were 1.61 percent, of which only 1.04 percent are greater than 90 days past due or non-accrual loans. As a further reflection of the overall economy, our non-accrual loans increased approximately $18.0 million mainly due to the migration of several commercial real estate and residential mortgage loans from the loans 90 days or more past due and still accruing category. Although we believe the majority of these loans are sufficiently collateralized and will ultimately be collectable, the current economic downturn has added uncertainty as to the timing of repayment. Additionally, we believe our commercial real estate loan delinquencies totaling 0.99 percent at December 31, 2009 remain well controlled mainly due to our underwriting standards which typically require a combination of strong cash flow, substantial equity on the part of the borrower, and personal guarantees.

Valley National Bancorp (NYSE: VLY)

2009 Fourth Quarter Earnings

January 21, 2010

Our capital levels remained strong during the fourth quarter, and as a result we were able to repurchase the remaining $100 million of senior preferred shares from the U.S. Treasury after careful consideration of our balance sheet’s credit risk and economic conditions. This repurchase eliminated the requirement to pay costly preferred dividends in the future to the U.S Treasury and should have a positive impact on net income available to our common stockholders in future periods. While not a condition to the repurchase of our preferred shares, we also raised net proceeds of approximately $64 million from a direct equity offering of 5 million common shares to several institutional investors during the fourth quarter of 2009. Weighing the costs and restrictions that the TARP program had placed on our business operations, we view the equity raise as a more cost effective way to protect our stockholders’ interests in the current economic downturn.”

Credit Quality

Management believes that our credit quality remains good given the current state of the U.S. economy and the level of our loan delinquencies, which remained in-line with the level of the third quarter of 2009. Our focus has been and continues to be on traditional lending, utilizing our time-tested underwriting approach. With a loan portfolio totaling approximately $9.4 billion, net loan charge-offs for the fourth quarter of 2009 were $13.6 million compared to $10.0 million for the third quarter of 2009, and $6.7 million for the fourth quarter of 2008. As previously noted in the performance highlights above, $4.4 million of the charge-offs during the fourth quarter of 2009 relate to collateral dependent impaired loans that were partially covered by specific valuation reserves in our allowance for credit losses as of September 30, 2009. As required by regulatory guidance, collateral dependent impaired loan balances are written down to the current appraised value of each loan’s underlying collateral, excluding any personal guarantees that may be pursued in our loan collection process.

Valley National Bancorp (NYSE: VLY)

2009 Fourth Quarter Earnings

January 21, 2010

The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category:

	December 31, 2009		September 30, 2009		December 31, 2008
	Allowance Allocation	Allocation as a % of loan category	Allowance Allocation	Allocation as a % of loan category	Allowance Allocation	Allocation as a % of loan category
Loan category:

Commercial and Industrial loans*	$50,932	2.83%	$56,682	3.14%	$44,163	2.25%

Mortgage:
Construction	15,263	3.47%	13,828	3.10%	15,885	3.11%
Residential mortgage	5,397	0.28%	5,538	0.28%	4,434	0.20%
Commercial real estate	10,253	0.29%	10,539	0.30%	10,035	0.30%

Total mortgage loans	30,913	0.53%	29,905	0.50%	30,354	0.50%

Consumer:
Home equity	1,680	0.30%	1,708	0.30%	1,696	0.28%
Other consumer	13,800	1.23%	10,683	0.89%	12,622	0.86%

Total consumer loans	15,480	0.92%	12,391	0.70%	14,318	0.69%
Unallocated	6,330	NA	6,076	NA	5,903	NA

	$103,655	1.11%	$105,054	1.10%	$94,738	0.93%

*	Includes the reserve for unfunded letters of credit.

Valley’s allocated reserves for the commercial and industrial loan portfolio decreased $5.8 million or 31 basis points as a percentage of the commercial loan portfolio during the period due to several factors, including a reduction in specific reserves for two performing commercial loans totaling $34.0 million, specific reserves that were charged off on collateral dependent impaired loans, and relatively stable net charge-offs and delinquencies as compared to the third quarter of 2009.

Total non-performing assets, consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets, totaled $98.4 million, or 1.05 percent of loans at December 31, 2009 compared to $82.8 million, or 0.87 percent of loans at September 30, 2009. Non-accrual loans increased $18.0 million to $92.0 million at December 31, 2009 as compared to $74.0 million at September 30, 2009. The increase in non-accrual loans was mostly due to the migration of several commercial real estate and residential mortgage loans from the loans 90 days or more past due and still accruing category. Although the timing of collection is uncertain, management believes most of the non-accrual loans are well secured and, ultimately, collectible based on, in part, our quarterly valuation of impaired loans. Our impaired loans, mainly consisting of non-accrual and troubled debt restructured commercial and commercial real estate loans, totaled $79.0 million at December 31, 2009 and had $7.3 million in related specific reserves included in our total allowance for loan losses. OREO and other repossessed assets totaled a combined $6.4 million at December 31, 2009 as compared to $8.7 million at September 30, 2009. The decrease of $2.3 million was primarily due to a $1.4 million write down of the carrying value of a repossessed aircraft based on our quarterly valuation analysis and the sale of another repossessed aircraft which resulted in an immaterial gain during the fourth quarter of 2009. Repossessed assets are comprised of automobiles and one aircraft at December 31, 2009.

Valley National Bancorp (NYSE: VLY)

2009 Fourth Quarter Earnings

January 21, 2010

Loans past due 90 days or more and still accruing decreased $18.0 million to $5.1 million, or 0.05 percent of total loans at December 31, 2009 compared to $23.1 million, or 0.24 percent at September 30, 2009 primarily due to the migration of several commercial real estate and residential mortgage loans to non-accrual loans as previously mentioned above.

Troubled debt restructured loans, with modified terms and not reported as loans 90 days or more past due and still accruing or non-accrual totaled $19.4 million at December 31, 2009, unchanged as compared to September 30, 2009. At December 31, 2009, these restructured loans consisted of eight commercial loans.

Loans and Deposits

During the quarter, loans decreased $141.3 million to approximately $9.4 billion at December 31, 2009. The linked quarter decrease was mainly comprised of decreases in automobile, residential mortgage, and home equity loans of $84.1 million, $68.3 million, and $9.0 million, respectively, partially offset by a $26.8 million increase in commercial real estate loans. Our automobile loan portfolio has declined for six consecutive quarters mainly due to low consumer demand for new and used vehicles, as well as Valley’s move to further strengthen its auto loan underwriting standards in light of the weakened economy. The decline in the residential mortgage loan portfolio continued during the fourth quarter of 2009 as expected by management based on our secondary market sales of most refinanced loans and new loan originations. The decline in home equity loans is mainly a by-product of refinancing within our residential mortgage portfolio. Commercial real estate loans continued to modestly increase quarter over quarter as we’ve experienced additional demand from existing loan customers, as well as demand from new quality borrowers obtained, in part, from the dislocation in the credit markets. We may experience further declines in the loan portfolio during 2010 due to a slow economic recovery cycle or as a result of our asset/liability management strategies, including the sale of residential mortgage loan originations with low fixed interest rates.

During the quarter, total deposits increased $104.8 million to approximately $9.5 billion at December 31, 2009. At December 31, 2009, non-interest bearing deposits increased $194.4 million and savings, NOW, and money market deposits increased approximately $19.8 million, partially offset by a $109.4 million decline in time deposits as compared to September 30, 2009. The increases in non-interest bearing deposits and savings, NOW, and money market deposits and time deposits were due, in part, to additional new and existing customer deposits at our de novo branch locations and the nominal level of long-term interest rates on other investment options currently available to customers, including time deposits. Time deposits decreased 3.4 percent during the fourth quarter of 2009 due to higher yielding retail deposits maturing in the latter half of the quarter that were not renewed mainly due to the current low level of interest rates. We did not actively pursue the retention of higher cost interest bearing deposits during the fourth quarter of 2009 due to low loan volumes and current interest rates available to us on other investment alternatives.

Valley National Bancorp (NYSE: VLY)

2009 Fourth Quarter Earnings

January 21, 2010

Net Interest Income and Margin

Net interest income on a tax equivalent basis was $112.9 million for the fourth quarter of 2009, a $4.2 million increase from the same quarter of 2008 and a decrease of $3.4 million from the third quarter of 2009. The linked quarter decrease was partly due to a $3.4 million decline in interest income on investments, on a tax equivalent basis. The decline in interest on investments was primarily caused by normal principal paydowns of higher yield securities over the last six months of 2009 replaced by purchases of shorter term and lower yield securities, including U.S. Treasury securities and residential mortgage-backed securities issued by Ginnie Mae. Interest income on loans, on a tax equivalent basis, also declined $3.0 million for the fourth quarter of 2009 due to a $117.1 million decline in average loans and a 5 basis point decrease in the yield on average loans. The declines were due, in part, to mortgage refinancing activity at lower rates and management’s decision to sell most of its refinanced and new mortgage loan originations in the secondary market. The yield on average loans was also negatively impacted by the reversal of interest income on $18.0 million in loans classified as non-accrual during the fourth quarter of 2009. The negative impact of these items on our net interest income was partially offset by a $2.8 million decrease in interest expense mainly caused by maturing high cost time deposits during the fourth quarter of 2009.

The net interest margin on a tax equivalent basis was 3.47 percent for the fourth quarter of 2009, an increase of 17 basis points from the fourth quarter of 2008, and a decrease of 14 basis points from 3.61 percent for the linked quarter ended September 30, 2009. The yield on average interest earning assets decreased by 25 basis points on a linked quarter basis mainly due to a 58 basis point decrease in tax equivalent yield on average investments which totaled 4.61 percent for the fourth quarter of 2009 as compared to 5.19 percent for the third quarter of 2009. The cost of average interest bearing liabilities declined 15 basis points from the third quarter of 2009 mainly due to a 34 basis point decrease in the cost of average time deposits caused by maturing higher cost certificates of deposit.

Our cost of total deposits totaled 1.00 percent for the fourth quarter of 2009 compared to 1.13 percent for the three months ended September 30, 2009. The decrease of 13 basis points was due to maturing high cost certificates of deposit and a $49.6 million increase in average non-interest bearing deposits.

Non-Interest Income (Loss)

Fourth quarter of 2009 compared with fourth quarter of 2008

Non-interest income for the fourth quarter of 2009 increased $26.4 million to $24.6 million as compared to a non-interest loss of approximately $1.8 million for the fourth quarter of 2008. Net impairment losses on securities decreased by $16.5 million to $1.0 million in impairment related to estimated credit losses on two previously impaired private label mortgage-backed securities, one pooled trust preferred security, and one equity security issued by a financial institution for the fourth quarter of 2009 as compared to losses of $17.5 million for the same period of 2008. The other-than-temporary impairment charges incurred during the comparable fourth quarter of 2008 were due to a further decline in fair value of Freddie Mac and Fannie Mae perpetual preferred securities, one private label mortgage-backed security, and two pooled trust preferred securities. Net trading losses decreased approximately $6.6 million to $1.5 million for the fourth quarter of 2009 compared to $8.1 million in the same period of 2008 primarily due to the change in the fair value of our junior subordinated

Valley National Bancorp (NYSE: VLY)

2009 Fourth Quarter Earnings

January 21, 2010

debentures carried at fair value and our trading securities portfolio. Net gains on securities transactions increased $1.8 million to $7.8 million for the fourth quarter of 2009 compared to $6.0 million for the same period of 2008 mainly due to larger gains recognized on the sales of corporate debt securities and residential mortgage-backed securities classified as available for sale during the 2009 period as management attempted to reduce the overall credit risk exposure within the investment portfolio. Net gains on sales of loans increased $1.4 million to $1.7 million for the quarter ended December 31, 2009 mainly due to higher sale volumes. Valley is currently selling most refinanced and new residential mortgage loan originations in the secondary market due to our decision to not hold long-term mortgages at current interest rates.

Fourth quarter of 2009 compared with third quarter of 2009

Non-interest income for the fourth quarter of 2009 increased $7.5 million to $24.6 million as compared to $17.1 million for the third quarter of 2009 mainly due to an increase in net gains on securities transactions of $7.8 million in the fourth quarter of 2009. The increase in securities gains resulted from the sale of $129.5 million of corporate debt securities and residential mortgage-backed securities issued by Freddie Mac and Fannie Mae that were classified as available for sale. Net trading losses declined $1.9 million from $3.5 million for the third quarter of 2009 mainly due to non-cash mark to market gains on the trading securities portfolio totaling $776 thousand in the fourth quarter of 2009 as compared to non-cash mark to market losses totaling $648 thousand for the third quarter of 2009. Partially offsetting the positive impact of these items, net gains on sales of loans decreased $1.0 million from $2.7 million for the third quarter of 2009 due to lower volatility in interest rates and slightly lower sales volume during the fourth quarter of 2009.

Non-Interest Expense

Fourth quarter of 2009 compared with fourth quarter of 2008

Non-interest expense decreased $2.9 million, or 3.6 percent to $77.1 million for the three months ended December 31, 2009 from $80.0 million for the same period of 2008. Other non-interest expense declined $7.1 million mainly due to a $4.6 million loss related to a check fraud scheme and $3.1 million in accelerated amortization expense on certain hedging relationships terminated in the fourth quarter of 2008. However, the FDIC insurance assessment increased $2.2 million to $3.3 million for the fourth quarter of 2009 as compared to $1.1 million for the fourth quarter of 2008 due to the depletion of our prior period FDIC assessment credit, higher normal assessment rates and our election to participate in the FDIC’s Temporary Liquidity Guarantee Program starting in the latter half of the fourth quarter of 2008. Employee benefit expense also increased $2.5 million to approximately $10.0 million for the fourth quarter of 2009 mainly due to increases in major medical insurance expense, stock-based compensation expense relating to immediate expense recognized for restricted stock awards to retirement eligible employees, and pension costs.

Fourth quarter of 2009 compared with third quarter of 2009

Non-interest expense increased by $3.2 million, or 4.3 percent to $77.1 million for the fourth quarter of 2009 from $73.9 million for the linked quarter ended September 30, 2009. Employee benefit expense increased $1.7 million from $8.3 million for the third quarter of 2009 mainly due to a $904

Valley National Bancorp (NYSE: VLY)

2009 Fourth Quarter Earnings

January 21, 2010

thousand increase in major medical insurance expense and a $958 thousand increase in stock-based compensation expense mostly relating to immediate expense recognized for restricted stock awards to retirement eligible employees, partially offset lower payroll taxes. Other non-interest expense increased by $1.3 million to $12.4 million for the fourth quarter of 2009 due to, in part, a $1.4 million write down of the carrying value of a repossessed aircraft at December 31, 2009.

Income Tax Expense

Income tax expense was $14.7 million for the fourth quarter of 2009, reflecting an effective tax rate of 31.5 percent, compared with an income tax benefit of $2.9 million for the fourth quarter of 2008, reflecting an effective tax benefit rate of 21.1 percent. The increase in income tax expense from the 2008 period reflects the lower level of pre-tax income during the fourth quarter of 2008 and the reversal of the $2.9 million state tax valuation allowance for capital losses recorded in the third quarter of 2008. Additionally, the effective tax rate for the fourth quarter of 2009 was adversely impacted by higher state and local tax expense.

Income tax expense was $51.5 million for the year ended December 31, 2009, reflecting an effective tax rate of 30.7 percent, compared with $16.9 million for the same period of 2008, reflecting an effective tax rate of 15.3 percent. The increase was due to several factors, including the lower level of 2008 pre-tax income and a $6.5 million reduction in Valley’s deferred tax asset valuation allowance in 2008. Additionally, the effective tax rate in 2009 was negatively impacted by lower tax advantaged income and higher state and local tax expense.

Management expects that our adherence to the income tax guidelines under U.S. generally accepted accounting principles (“GAAP”) will continue to result in increased volatility in our future quarterly and annual effective income tax rates because U.S. GAAP requires that any change in judgment or change in measurement of a tax position taken in a prior annual period be recognized as a discrete event in the period in which it occurs. Factors that could impact management’s judgment include changes in income, tax laws and regulations, and tax planning strategies. For 2010, we anticipate that our effective tax rate will approximate 31 percent.

De novo Branch Program

Over the last several years, we have maintained a branch expansion plan which focuses on expanding our presence in the New Jersey counties and towns neighboring our current office locations, as well as in Manhattan, Kings and Queens Counties in New York. Due to the current downturn in the economy, coupled with the possibility that acquisition opportunities may become available in our target markets, we intend to slow future de novo branch expansions during 2010. Generally, new branches add future franchise value; however, the additional operating costs and capital requirement normally have a negative impact on non-interest expense and net income for several years until the branch operations become individually profitable.

No new branches were opened during the fourth quarter of 2009. However, we opened one new branch location in Queens, and also expanded our drive up only branch in Upper Montclair, New Jersey to a full service location during the first quarter of 2010. We currently have seven branches in Brooklyn and five branches in Queens since first entering these new markets in 2007 and 2008, respectively.

Valley National Bancorp (NYSE: VLY)

2009 Fourth Quarter Earnings

January 21, 2010

About Valley

Valley is a regional bank holding company, headquartered in Wayne, New Jersey, with over $14 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 198 branches in 135 communities serving 14 counties throughout northern and central New Jersey and Manhattan, Brooklyn and Queens. Valley National Bank is the largest commercial bank headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. Valley National Bank offers a wide range of deposit products, mortgage loans and cash management services to consumers and businesses including products tailored for the medical, insurance and leasing business. Valley National Bank’s comprehensive delivery channels enable customers to bank in person, by telephone or online.

For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service 24/7 at 1-800-522-4100.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	a continued or unexpected decline in the economy, in particular in New Jersey and the New York Metropolitan area;

•	increases in our allowance for loan losses;

•	increases in loan losses or in the level of nonperforming loans;

•	unexpected changes in interest rates;

•	a continued or unexpected decline in real estate values within our market areas;

•	declines in value in our investment portfolio;

•	charges against earnings related to the change in fair value of our junior subordinated debentures;

•	higher than expected FDIC insurance assessments;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships;

•	lack of liquidity to fund our various cash obligations;

Valley National Bancorp (NYSE: VLY)

2009 Fourth Quarter Earnings

January 21, 2010

•	reduction in our deposit base as a result of lower-cost funding sources;

•	a reduction in dividend payments, distributions and other payments from our banking subsidiary;

•	possible reduction or elimination of the dividend on our common stock;

•	increased or unexpected competition from our competitors;

•	further offerings of our equity securities may result in dilution of our common stock and a reduction in the price of our common stock;

•	potential acquisitions may disrupt our business and dilute shareholder value;

•	we may be unable to successfully implement our growth strategies;

•	additional regulatory oversight which may require us to change our business model;

•	changes in accounting policies or accounting standards;

•	market conditions and other factors may adversely affect the market price of our common stock;

•	we may be unable to adapt to technological changes;

•	our internal controls and procedures may not be adequate;

•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;

•	our failure or inability to raise additional capital, if it is necessary or advisable to do so;

•	future earnings volatility caused by economic or other factors; and

•	other unexpected material adverse changes in our operations or earnings.

A detailed discussion of these and other factors that could affect our results is included in our SEC filings, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 and our Annual Report on Form 10-K for the year ended December 31, 2008. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

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-Tables to Follow-

Valley National Bancorp

Consolidated Financial Highlights

SELECTED FINANCIAL DATA

	Three Months Ended			Years Ended
($ in thousands, except for share data)	December 31, 2009	September 30, 2009	December 31, 2008	December 31,
				2009	2008
FINANCIAL DATA:
Net interest income	$111,569	$115,068	$107,407	$449,314	$420,799
Net interest income - FTE (3)	112,922	116,371	108,730	454,541	426,258
Non-interest income (loss) (2)	24,577	17,078	(1,821)	72,251	3,256
Non-interest expense	77,084	73,892	79,969	306,028	285,248
Income tax expense (benefit)	14,739	13,950	(2,945)	51,484	16,934
Net income	32,098	31,582	16,930	116,061	93,591
Dividends on preferred stock and accretion	3,528	5,983	2,090	19,524	2,090
Net income available to common stockholders	28,570	25,599	14,840	96,537	91,501
Weighted average number of common shares outstanding (4):
Basic	149,093,021	145,052,655	141,720,238	144,453,039	136,957,646
Diluted	149,094,403	145,053,020	141,783,649	144,453,723	137,033,031
Per common share data (4):
Basic earnings	$0.19	$0.18	$0.10	$0.67	$0.67
Diluted earnings	0.19	0.18	0.10	0.67	0.67
Cash dividends declared	0.19	0.19	0.19	0.76	0.76
Book value	8.19	8.03	7.56	8.19	7.56
Tangible book value (1)	6.09	5.87	5.30	6.09	5.30
Closing stock price - high	14.19	13.56	21.70	18.91	22.86
Closing stock price - low	11.82	10.91	14.68	8.38	13.75
CORE ADJUSTED FINANCIAL DATA (1):
Net income available to common stockholders, as adjusted	$29,208	$26,064	$25,592	$100,522	$141,388
Basic earnings per share, as adjusted	0.20	0.18	0.18	0.70	1.03
Diluted earnings per share, as adjusted	0.20	0.18	0.18	0.70	1.03
FINANCIAL RATIOS:
Net interest margin	3.43%	3.57%	3.26%	3.45%	3.40%
Net interest margin - FTE (3)	3.47	3.61	3.30	3.49	3.44
Annualized return on average assets	0.90	0.89	0.47	0.81	0.69
Annualized return on average shareholders’ equity	9.93	9.35	5.44	8.64	8.74
Annualized return on average tangible shareholders’ equity (1)	13.19	12.25	7.33	11.34	11.57
Efficiency ratio (5)	56.62	55.92	75.74	58.67	67.27
CORE ADJUSTED FINANCIAL RATIOS (1):
Annualized return on average assets, as adjusted	0.92%	0.91%	0.77%	0.84%	1.06%
Annualized return on average shareholders’ equity, as adjusted	10.12	9.48	8.90	8.94	13.39
Annualized return on average tangible shareholders’ equity, as adjusted	13.45	12.43	11.99	11.73	17.74
Efficiency ratio, as adjusted	56.20	55.60	64.94	57.97	56.05
AVERAGE BALANCE SHEET ITEMS:
Assets	$14,296,346	$14,133,543	$14,392,629	$14,277,957	$13,488,463
Interest earning assets	13,009,257	12,876,771	13,185,979	13,031,646	12,384,625
Loans	9,464,300	9,581,388	10,107,769	9,705,909	9,386,987
Interest bearing liabilities	10,592,119	10,413,440	10,954,697	10,585,800	10,355,760
Deposits	9,565,443	9,341,766	9,160,293	9,414,293	8,689,456
Shareholders’ equity	1,293,380	1,351,745	1,244,827	1,342,790	1,071,358

Valley National Bancorp

Consolidated Financial Highlights

	As of and For the Period Ended
($ in thousands)	December 31, 2009	September 30, 2009	December 31, 2008
BALANCE SHEET ITEMS:
Assets	$14,284,153	$14,231,870	$14,718,129
Loans	9,370,071	9,511,413	10,143,690
Deposits	9,547,285	9,442,471	9,232,923
Shareholders’ equity	1,252,854	1,284,102	1,363,609
CAPITAL RATIOS:
Tier 1 leverage ratio	8.14%	8.46%	9.10%
Risk-based capital - Tier 1	10.64	10.77	11.44
Risk-based capital - Total Capital	12.54	12.66	13.18
Tangible common equity to tangible assets (1)	6.68	6.23	5.22

	Three Months Ended			Years Ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31,
				2009	2008
ALLOWANCE FOR CREDIT LOSSES:
Beginning balance - Allowance for credit losses	$105,054	$102,317	$89,761	$94,738	$74,935
Loans charged-off:
Commercial and industrial	(5,095)	(5,302)	(2,006)	(16,981)	(6,760)
Construction	(1,197)	—	—	(1,197)	—
Residential mortgage	(1,731)	(1,008)	(148)	(3,488)	(501)
Commercial real estate	(2,808)	(177)	—	(3,110)	(500)
Consumer	(3,580)	(4,324)	(5,263)	(17,689)	(14,902)

	(14,411)	(10,811)	(7,417)	(42,465)	(22,663)

Charged-off loans recovered:
Commercial and industrial	223	100	226	449	627
Construction	—	—	—	—	—
Residential mortgage	8	16	—	36	—
Commercial real estate	30	15	—	75	6
Consumer	526	695	536	2,830	2,141

	787	826	762	3,390	2,774

Net charge-offs	(13,624)	(9,985)	(6,655)	(39,075)	(19,889)
Provision charged for credit losses	12,225	12,722	11,632	47,992	28,282
Additions from acquisitions	—	—	—	—	11,410

Ending balance - Allowance for credit losses	$103,655	$105,054	$94,738	$103,655	$94,738
Components of allowance for credit losses:
Allowance for loan losses	$101,990	$103,446	$93,244	$101,990	$93,244
Reserve for unfunded letters of credit	1,665	1,608	1,494	1,665	1,494

Allowance for credit losses	$103,655	$105,054	$94,738	$103,655	$94,738
Components of provision for credit losses:
Provision for loan losses	$12,168	$12,671	$11,741	$47,821	$29,059
Provision for unfunded letters of credit	57	51	(109)	171	(777)

Provision for credit losses	$12,225	$12,722	$11,632	$47,992	$28,282
Annualized ratio of net charge-offs during the period to average loans outstanding during the period	0.58%	0.42%	0.26%	0.40%	0.21%
Allowance for loan losses as a % of loans	1.09%	1.09%	0.92%	1.09%	0.92%
Allowance for credit losses as a % of loans	1.11%	1.10%	0.93%	1.11%	0.93%

Valley National Bancorp

Consolidated Financial Highlights

	As of and For the Period Ended
	December 31, 2009	September 30, 2009	December 31, 2008
	($ in thousands)
ASSET QUALITY:
Accruing past due loans:
30 to 89 days past due:
Commercial and industrial	$11,949	$11,552	$13,299
Construction	1,834	—	5,456
Residential mortgage	12,462	11,425	12,189
Commercial real estate	4,539	11,659	5,005
Consumer	22,835	20,883	23,275

Total 30 to 89 days past due	53,619	55,519	59,224
90 or more days past due:
Commercial and industrial	2,191	2,329	864
Construction	—	2,795	3,156
Residential mortgage	1,421	13,034	5,323
Commercial real estate	250	2,563	4,257
Consumer	1,263	2,373	1,957

Total 90 or more days past due	5,125	23,094	15,557

Total accruing past due loans	58,744	78,613	74,781
Non-accrual loans:
Commercial and industrial	17,424	18,375	10,511
Construction	19,905	19,093	877
Residential mortgage	22,922	13,599	6,195
Commercial real estate	29,844	22,191	14,895
Consumer	1,869	787	595

Total non-accrual loans	91,964	74,045	33,073
Other real estate owned	3,869	3,816	8,278
Other repossessed assets	2,565	4,931	4,317

Total non-performing assets (“NPAs”)	$98,398	$82,792	$45,668

Troubled debt restructured loans	$19,381	$19,406	$7,628
Total non-performing loans as a % of loans	0.98%	0.78%	0.33%
Total NPAs as a % of loans and NPAs	1.04%	0.86%	0.45%
Total accruing past due and non-accrual loans as a % of loans	1.61%	1.60%	1.06%
Allowance for loans losses as a % of non-performing loans	110.90%	139.71%	281.93%

NOTES TO SELECTED FINANCIAL DATA

(1)	This press release contains certain supplemental financial information, described in the following notes, which has been determined by methods other than Generally Accepted Accounting Principles (“GAAP”) that management uses in its analysis of Valley’s performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley’s financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and exclude non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley’s presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley’s business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

	Three Months Ended			Years Ended
($ in thousands, except for share data)	December 31, 2009	September 30, 2009	December 31, 2008	December 31,
				2009	2008
Tangible book value per common share
Common shares outstanding	152,987,903	147,670,080	141,775,232	152,987,903	141,775,232

Shareholders’ equity	$1,252,854	$1,284,102	$1,363,609	$1,252,854	$1,363,609
Less: Preferred stock	—	(97,625)	(291,539)	—	(291,539)
Less: Goodwill and other intangible assets	(320,729)	(320,063)	(321,100)	(320,729)	(321,100)

Tangible shareholders’ equity	$932,125	$866,414	$750,970	$932,125	$750,970
Tangible book value	$6.09	$5.87	$5.30	$6.09	$5.30

Valley National Bancorp

Consolidated Financial Highlights

NOTES TO SELECTED FINANCIAL DATA - CONTINUED

	Three Months Ended			Years Ended
($ in thousands, except for share data)	December 31, 2009	September 30, 2009	December 31, 2008	December 31,
				2009	2008
Annualized return on average tangible equity
Net income	$32,098	$31,582	$16,930	$116,061	$93,591

Average shareholders’ equity	$1,293,380	$1,351,745	$1,244,827	$1,342,790	$1,071,358
Less: Average goodwill and other intangible assets	(319,663)	(320,284)	(321,560)	(319,756)	(262,613)

Average tangible shareholders’ equity	$973,717	$1,031,461	$923,267	$1,023,034	$808,745
Annualized return on average tangible shareholders’ equity	13.19%	12.25%	7.33%	11.34%	11.57%
Adjusted net income available to common stockholders
Net income, as reported	$32,098	$31,582	$16,930	$116,061	$93,591
Add: Net impairment losses on securities recognized in earnings (net of tax)	638	465	10,752	3,985	49,887

Net income, as adjusted	32,736	32,047	27,682	120,046	143,478
Dividends on preferred stock and accretion	3,528	5,983	2,090	19,524	2,090

Net income available to common stockholders, as adjusted	$29,208	$26,064	$25,592	$100,522	$141,388
Adjusted per common share data
Net income available to common stockholders, as adjusted	$29,208	$26,064	$25,592	$100,522	$141,388
Average number of basic shares outstanding	149,093,021	145,052,655	141,720,238	144,453,039	136,957,646
Basic earnings, as adjusted	$0.20	$0.18	$0.18	$0.70	$1.03
Average number of diluted shares outstanding	149,094,403	145,053,020	141,783,649	144,453,723	137,033,031
Diluted earnings, as adjusted	$0.20	$0.18	$0.18	$0.70	$1.03
Adjusted annualized return on average assets
Net income, as adjusted	$32,736	$32,047	$27,682	$120,046	$143,478
Average assets	14,296,346	14,133,543	14,392,629	14,277,957	13,488,463
Annualized return on average assets, as adjusted	0.92%	0.91%	0.77%	0.84%	1.06%
Adjusted annualized return on average shareholders’ equity
Net income, as adjusted	$32,736	$32,047	$27,682	$120,046	$143,478
Average shareholders’ equity	1,293,380	1,351,745	1,244,827	1,342,790	1,071,358
Annualized return on average shareholders’ equity, as adjusted	10.12%	9.48%	8.90%	8.94%	13.39%
Adjusted annualized return on average tangible shareholders’ equity
Net income, as adjusted	$32,736	$32,047	$27,682	$120,046	$143,478
Average tangible shareholders’ equity	973,717	1,031,461	923,267	1,023,034	808,745
Annualized return on average tangible shareholders’ equity, as adjusted	13.45%	12.43%	11.99%	11.73%	17.74%
Adjusted efficiency ratio
Non-interest expense	$77,084	$73,892	$79,969	$306,028	$285,248

Net interest income	111,569	115,068	107,407	449,314	420,799
Non-interest income (loss)	24,577	17,078	(1,821)	72,251	3,256
Add: Net impairment losses on securities recognized in earnings	1,004	743	17,548	6,352	84,835

Gross operating income, as adjusted	$137,150	$132,889	$123,134	$527,917	$508,890
Efficiency ratio, as adjusted	56.20%	55.60%	64.94%	57.97%	56.05%
Tangible common equity to tangible assets
Tangible shareholders’ equity	$932,125	$866,414	$750,970	$932,125	$750,970

Total assets	$14,284,153	$14,231,870	$14,718,129	$14,284,153	$14,718,129
Less: Goodwill and other intangible assets	(320,729)	(320,063)	(321,100)	(320,729)	(321,100)

Tangible assets	$13,963,424	$13,911,807	$14,397,029	$13,963,424	$14,397,029
Tangible common equity to tangible assets	6.68%	6.23%	5.22%	6.68%	5.22%
(2) Non-interest income includes net trading (losses) gains:
Trading securities	$776	$(648)	$(2,216)	$5,394	$(10,883)
Junior subordinated debentures	(2,324)	(2,826)	(5,873)	(15,828)	15,243
FHLB advances	—	—	—	—	(1,194)

Total trading (losses) gains, net	$(1,548)	$(3,474)	$(8,089)	$(10,434)	$3,166

(3)	Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.
(4)	Share data reflects the five percent common stock dividend issued on May 22, 2009.
(5)	The efficiency ratio measures Valley’s total non-interest expense as a percentage of net interest income plus total non-interest income.

SHAREHOLDER RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, Director of Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 696-2044 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(in thousands, except for share data)

	December 31, 2009	December 31, 2008
Assets
Cash and due from banks	$305,678	$237,497
Interest bearing deposits with banks	355,659	343,010
Investment securities:
Held to maturity, fair value of $1,548,006 at December 31, 2009 and $1,069,245 at December 31, 2008	1,584,388	1,154,737
Available for sale	1,352,481	1,435,442
Trading securities	32,950	34,236

Total investment securities	2,969,819	2,624,415

Loans held for sale, at fair value	25,492	4,542

Loans	9,370,071	10,143,690
Less: Allowance for loan losses	(101,990)	(93,244)

Net loans	9,268,081	10,050,446

Premises and equipment, net	266,401	256,343
Bank owned life insurance	304,031	300,058
Accrued interest receivable	56,245	57,717
Due from customers on acceptances outstanding	6,985	9,410
Goodwill	296,424	295,146
Other intangible assets, net	24,305	25,954
Other assets	405,033	513,591

Total Assets	$14,284,153	$14,718,129

Liabilities
Deposits:
Non-interest bearing	$2,420,006	$2,118,249
Interest bearing:
Savings, NOW and money market	4,044,912	3,493,415
Time	3,082,367	3,621,259

Total deposits	9,547,285	9,232,923

Short-term borrowings	216,147	640,304
Long-term borrowings	2,946,320	3,008,753
Junior subordinated debentures issued to capital trusts (includes fair value of $155,893 at December 31, 2009 and $140,065 at December 31, 2008 for VNB Capital Trust I)	181,150	165,390
Bank acceptances outstanding	6,985	9,410
Accrued expenses and other liabilities	133,412	297,740

Total Liabilities	13,031,299	13,354,520

Shareholders’ Equity*
Preferred stock, no par value, authorized 30,000,000 shares; issued 300,000 shares at December 31, 2008	—	291,539
Common stock, no par value, authorized 200,430,392 shares; issued 154,393,107 shares at December 31, 2009 and 143,722,114 at December 31, 2008	54,293	48,228
Surplus	1,178,992	1,047,085
Retained earnings	73,592	85,234
Accumulated other comprehensive loss	(19,816)	(60,931)
Treasury stock, at cost (1,405,204 common shares at December 31, 2009 and 1,946,882 common shares at December 31, 2008)	(34,207)	(47,546)

Total Shareholders’ Equity	1,252,854	1,363,609

Total Liabilities and Shareholders’ Equity	$14,284,153	$14,718,129

*	Share data reflects the five percent common stock dividend issued on May 22, 2009.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,

	2009	2008	2009	2008
Interest Income
Interest and fees on loans	$136,533	$150,805	$561,252	$572,918
Interest and dividends on investment securities:
Taxable	29,630	33,286	131,792	137,763
Tax-exempt	2,507	2,447	9,682	10,089
Dividends	2,038	(85)	8,513	6,734
Interest on federal funds sold and other short-term investments	299	158	945	2,190

Total interest income	171,007	186,611	712,184	729,694

Interest Expense
Interest on deposits:
Savings, NOW and money market	6,573	8,661	24,894	45,961
Time	17,285	31,600	93,403	117,152
Interest on short-term borrowings	409	3,522	4,026	10,163
Interest on long-term borrowings and junior subordinated debentures	35,171	35,421	140,547	135,619

Total interest expense	59,438	79,204	262,870	308,895

Net Interest Income	111,569	107,407	449,314	420,799
Provision for credit losses	12,225	11,632	47,992	28,282

Net Interest Income after Provision for Credit Losses	99,344	95,775	401,322	392,517

Non-Interest Income (Loss)
Trust and investment services	1,858	1,875	6,906	7,161
Insurance commissions	2,150	2,066	10,224	10,053
Service charges on deposit accounts	6,707	7,172	26,778	28,274
Gains on securities transactions, net	7,759	6,002	8,005	5,020

Other-than-temporary impairment losses on securities	(434)	(17,548)	(6,339)	(84,835)
Portion recognized in other comprehensive income (before taxes)	(570)	—	(13)	—

Net impairment losses on securities recognized in earnings	(1,004)	(17,548)	(6,352)	(84,835)

Trading (losses) gains, net	(1,548)	(8,089)	(10,434)	3,166
Fees from loan servicing	1,254	1,546	4,839	5,236
Gains on sales of loans, net	1,662	268	8,937	1,274
Gains on sale of assets, net	128	262	605	518
Bank owned life insurance	1,511	1,363	5,700	10,167
Other	4,100	3,262	17,043	17,222

Total non-interest income (loss)	24,577	(1,821)	72,251	3,256

Non-Interest Expense
Salary expense	32,233	32,762	128,282	126,210
Employee benefit expense	9,971	7,451	35,464	31,666
Net occupancy and equipment expense	14,627	13,754	58,974	54,042
FDIC insurance assessment	3,342	1,098	20,128	1,985
Amortization of intangible assets	1,350	2,117	6,887	7,224
Professional and legal fees	1,612	2,203	7,907	8,241
Advertising	1,504	1,015	3,372	2,697
Other	12,445	19,569	45,014	53,183

Total non-interest expense	77,084	79,969	306,028	285,248

Income Before Income Taxes	46,837	13,985	167,545	110,525
Income tax expense (benefit)	14,739	(2,945)	51,484	16,934

Net Income	32,098	16,930	116,061	93,591
Dividends on preferred stock and accretion	3,528	2,090	19,524	2,090

Net Income Available to Common Stockholders	$28,570	$14,840	$96,537	$91,501

Earnings Per Common Share:*
Basic	$0.19	$0.10	$0.67	$0.67
Diluted	0.19	0.10	0.67	0.67
Cash Dividends Declared Per Common Share*	0.19	0.19	0.76	0.76
Weighted Average Number of Common Shares Outstanding:*
Basic	149,093,021	141,720,238	144,453,039	136,957,646
Diluted	149,094,403	141,783,649	144,453,723	137,033,031

*	Share data reflects the five percent common stock dividend issued on May 22, 2009.

Valley National Bancorp

($ in thousands)

	As Of
	12/31/2009	9/30/2009	6/30/2009	3/31/2009	12/31/2008
Loan Portfolio
Commercial and Industrial Loans	$1,801,251	$1,804,822	$1,838,895	$1,888,564	$1,965,372

Mortgage Loans:
Construction	440,046	446,662	479,294	504,416	510,519
Residential Mortgage	1,943,249	2,011,532	2,061,244	2,165,641	2,269,935
Commercial Real Estate	3,500,419	3,473,628	3,399,560	3,347,568	3,324,082

Total Mortgage Loans	5,883,714	5,931,822	5,940,098	6,017,625	6,104,536

Consumer Loans:
Home Equity	566,303	575,332	585,722	598,467	607,700
Credit Card	10,025	9,916	9,956	9,531	9,916
Automobile	1,029,958	1,114,070	1,165,159	1,245,192	1,364,343
Other Consumer	78,820	75,451	78,547	78,553	91,823

Total Consumer Loans	1,685,106	1,774,769	1,839,384	1,931,743	2,073,782

Total Loans	$9,370,071	$9,511,413	$9,618,377	$9,837,932	$10,143,690

	Quarterly Analysis of Average Assets, Liabilities and Shareholders’ Equity and Net Interest Income on a Tax Equivalent Basis
	Quarter End - 12/31/2009			Quarter End - 9/30/2009			Quarter End - 6/30/2009			Quarter End - 3/31/2009			Quarter End - 12/31/2008
	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate
Assets
Interest earning assets:
Loans (1)(2)	$9,464,300	$136,536	5.77%	$9,581,388	$139,509	5.82%	$9,770,280	$141,361	5.79%	$10,015,090	$143,859	5.75%	$10,107,769	$150,810	5.97%
Taxable investments (3)	2,752,892	31,668	4.60%	2,731,907	35,163	5.15%	2,651,711	36,856	5.56%	2,663,019	36,618	5.50%	2,387,822	33,201	5.56%
Tax-exempt investments (1)(3)	328,375	3,857	4.70%	262,016	3,714	5.67%	253,104	3,676	5.81%	245,791	3,649	5.94%	252,823	3,765	5.96%
Federal funds sold and other interest bearing deposits	463,690	299	0.26%	301,460	198	0.26%	312,755	218	0.28%	331,091	230	0.28%	437,565	158	0.14%

Total interest earning assets	13,009,257	172,360	5.30%	12,876,771	178,584	5.55%	12,987,850	182,111	5.61%	13,254,991	184,356	5.56%	13,185,979	187,934	5.70%

Other assets	1,287,089			1,256,772			1,226,335			1,216,269			1,206,650

Total assets	$14,296,346			$14,133,543			$14,214,185			$14,471,260			$14,392,629

Liabilities and shareholders’ equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$4,111,471	$6,573	0.64%	$3,961,327	$6,638	0.67%	$3,701,125	$5,796	0.63%	$3,565,543	$5,887	0.66%	$3,512,391	$8,661	0.99%
Time deposits	3,135,131	17,285	2.21%	3,111,150	19,833	2.55%	3,411,551	26,106	3.06%	3,653,422	30,179	3.30%	3,551,132	31,600	3.56%
Short-term borrowings	215,019	409	0.76%	198,459	487	0.98%	218,281	579	1.06%	454,774	2,551	2.24%	727,550	3,522	1.94%
Long-term borrowings (4)	3,130,498	35,171	4.49%	3,142,504	35,255	4.49%	3,171,422	35,227	4.44%	3,166,137	34,894	4.41%	3,163,624	35,421	4.48%

Total interest bearing liabilities	10,592,119	59,438	2.24%	10,413,440	62,213	2.39%	10,502,379	67,708	2.58%	10,839,876	73,511	2.71%	10,954,697	79,204	2.89%

Non-interest bearing deposits	2,318,841			2,269,289			2,256,954			2,160,116			2,096,770
Other liabilities	92,006			99,069			95,352			104,021			96,335
Shareholders’ equity	1,293,380			1,351,745			1,359,500			1,367,247			1,244,827

Total liabilities and shareholders’ equity	$14,296,346			$14,133,543			$14,214,185			$14,471,260			$14,392,629

Net interest income/interest rate spread (5)		$112,922	3.06%		$116,371	3.16%		$114,403	3.03%		$110,845	2.85%		$108,730	2.81%

Tax equivalent adjustment		(1,353)			(1,303)			(1,290)			(1,281)			(1,323)

Net interest income, as reported		$111,569			$115,068			$113,113			$109,564			$107,407

Net interest margin (6)			3.43%			3.57%			3.48%			3.31%			3.26%
Tax equivalent effect			0.04%			0.04%			0.04%			0.04%			0.04%

Net interest margin on a fully tax equivalent basis (6)			3.47%			3.61%			3.52%			3.35%			3.30%

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.
(2)	Loans are stated net of unearned income and include non-accrual loans.
(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)	Net interest income as a percentage of total average interest earning assets.